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MERIDIAN MEDICAL TECHNOLOGIES, INC.

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KING PHARMACEUTICALS, INC.

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Meridian Medical Technologies Acquisition
Conference Call
October 21, 2002

Operator:

•	Welcome to the King Pharmaceuticals conference call. If you should need assistance during your program today, please press the star and zero on your touchtone phone. I’ll now turn the call over to your host, James Green. Please go ahead.

James Green:

•	This is James Green, Vice President, Corporate Affairs of King Pharmaceuticals. Thank you for joining us to discuss today’s announced planned acquisition of Meridian Medical Technologies by King.

•	Joining me today to discuss the transaction are: Jefferson Gregory, Chairman and Chief Executive Officer of King, Kyle Macione, President of King, and James Lattanzi, Chief Financial Officer of King

•	Initially, I will note that today’s call is copyrighted material of King Pharmaceuticals, and no portion of this call may be rebroadcast without the company’s prior express written consent. Also, reports and discussions during this conference call will contain forward-looking statements involving certain significant risks and uncertainties that reflect management’s current view of future events and operations. Certain factors that may cause actual results to differ materially from the forward-looking statements are discussed in the Company’s press release issued this morning, October 21, 2002, and in the “Risk Factors” section and other sections of the Company’s Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended June 30, 2002, which are on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

•	Now I will turn the call over to Jefferson Gregory, Chairman and Chief Executive Officer of King.

Jefferson Gregory:

•	Thank you, Jim. This morning King announced that the Company has entered into a definitive agreement to acquire Meridian Medical Technologies in an all-cash transaction valued at $44.50 per share of Meridian common stock, totaling $247.8 million. On this conference call, we will provide a brief background on Meridian Medical Technologies, a look at the strategic rationale and growth opportunities for the acquisition, and details of the agreement.

•	Meridian pioneered the development of auto-injectors for the self-administration of injectible drugs and is the leading manufacturer of a family of these products. An auto-injector is a pre-filled, pen-like device that allows a patient or caregiver to automatically inject a precise drug dosage quickly, easily, safely and reliably.

•	Meridian’s pharmaceutical business consists of commercial and government segments, both of which utilize Meridian’s industry leading auto-injector technology. Meridian’s current principal source of commercial revenue is EpiPen®, an auto-injector filled with epinephrine for the emergency treatment of anaphylaxis resulting from severe or allergic reactions to insect stings or bites, foods, drugs, and other allergens, as well as idiopathic or exercise induced anaphylaxis.

•	Meridian owns the New Drug Application for EpiPen, a commercially available prescription pharmaceutical product marketed exclusively by Dey L.P., an affiliate of Merck KgaA, with a substantial sales and marketing force pursuant to a long-term contract.

•	EpiPen is the clear market leader with greater than 90% market share in the epinephrine auto-injector market and has maintained its market leading position for many years.

•	We are confident that the product should maintain its market leading position, even in light of an anticipated new entrant into this market in the near future, based on the proven reliability of EpiPen and the well-established name recognition of the product.

•	Meridian also has a portfolio of promising pipeline products utilizing the company’s growing auto-injector technology. In particular, an Abbreviated New Drug Application for DiaJect®, Meridian’s diazepam filled auto-injector, is now pending with the FDA. Meridian believes DiaJect should receive approval from the FDA during 2003. Also, Meridian is currently working to develop an auto-injector filled with DHE-45 for the treatment of migraines. Meridian retains worldwide rights in these products. Following approval, we plan to market the products utilizing King’s dedicated U.S. field sales force.

•	Meridian’s government segment revenues are generated primarily from auto-injector products marketed to the United States Department of Defense pursuant to an industrial base maintenance contract that was renewed and re-negotiated last month. These products include a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, and auto-injectors filled with morphine for pain management, and diazepam for treatment of seizures. Other growing market opportunities for these products include sales to U.S. allied foreign governments, and federal, state, and local government agencies in the U.S. who increasingly purchase the products for use by first line emergency responders.

•	A relatively small segment of Meridian’s business involves cardiopulmonary diagnostic products. We presently believe such diagnostic product business does not strategically compliment King’s branded pharmaceutical business. Accordingly we plan to continue to evaluate alternatives for this minor segment, including the possibility of partnering or divesting the Prime ECG technology.

•	In summary, we believe King’s acquisition of Meridian represents an excellent business combination, providing King with additional lines of growing exclusive pharmaceutical products, preeminent auto-injector technology, and enhanced pipeline opportunities. Our extensive infrastructure, including King’s research and development, regulatory, manufacturing, quality management, and sales and marketing resources, strategically complement and enhance the potential for the continued growth of Meridian’s current product lines. Moreover, we believe King’s established capabilities expand the prospects for the development of new and innovative products utilizing Meridian’s exclusive auto-injector technology. Thus, we believe this transaction offers excellent opportunities for growth and should produce a very good return for our shareholders.

•	Additionally, the market for acquisitions remains very strong, and King is currently involved in serious discussions with respect to numerous additional potential acquisition opportunities. After taking into account the total consideration King expects to pay in connection with this transaction, our Company still retains over $1 billion in cash and available capacity under our revolving credit facility and thus remains well positioned to continue the successful execution of our proven acquisition growth strategies.

•	At this time, I will turn the call over to Kyle Macione, President of King, for a further review of the strategic rationale for the transaction announced today and the opportunities for growth that it provides.

Kyle Macione:

•	Thank you, Jeff. Meridian Medical Technologies is well recognized as the innovative leader in auto-injector technology. The addition of King’s established infrastructure and extensive capabilities should enable Meridian to accelerate and maximize the potential for commercial success of both its existing and pipeline products that utilize this technology. Furthermore, the acquisition of Meridian provides King with the opportunity to leverage Meridian’s strong auto-injector franchise and enter new markets.

•	Meridian’s product EpiPen, an epinephrine filled auto-injector indicated for the emergency treatment of anaphylaxis, has a long sustained leading market share of over 90%. The market for EpiPen is expected to continue to grow due to the increasing prevalence of food allergies and heightened awareness of the potentially fatal effects of anaphylaxis. This product’s potential for growth should be further enhanced as more and more states approve the use of EpiPen by EMS responders. Twenty-one states have already approved EpiPen for such use.

•	DiaJect also represents a significant market opportunity. Once approved, King plans to market DiaJect® to primary care physicians through King’s dedicated U.S. field sales force as the only adjunctive, self-administered injectible therapy for the emergency treatment of status epilepticus and severe recurrent convulsive seizures associated with epilepsy. DiaJect’s mechanism of intra-muscular injection is a convenient and efficient means of treating epileptic seizures, as the only other competing self-administered therapy requires a rectal administration.

•	Government and homeland security revenues provide stable cash flows while also offering additional opportunities for growth. Meridian is the only FDA-approved and qualified producer of auto-injectors for the U.S. Department of Defense. Increases in military preparedness due to recent world events have created a greater demand for Meridian’s nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process. Furthermore, with the acquisition of Meridian, King is well positioned to take advantage of large and growing initiatives in homeland security by providing nerve gas antidotes to first responders under the Metropolitan Medical Response System.

•	Additionally, King plans to employ its established infrastructure and regulatory experience to seek FDA approval of pediatric and adult formulations of a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, with patent protection extending to 2010. We believe the commercial availability of such approved formulations of this product represents a unique opportunity which is critically important to our society in light of the current uncertain environment in which we live.

•	Another pipeline opportunity involves a multi-chambered wet/dry auto-injector that is currently under development by Meridian. This product should be ideal for use with drugs that have a short shelf life when in solution which necessitates an auto-injector that contains individual chambers separating the drug and the diluent. Meridian recently announced an agreement with the Canadian Department of Defense to design, develop, and manufacture a wet/dry auto-injector for the administration of the nerve gas antidote HI-6. Moreover, Meridian has filed several patent applications relating to its wet/dry auto-injector technology with the U.S. Patent and Trademark Office which should provide the product with long-term exclusivity once the patents issue.

•	With Meridian’s growing product lines, excellent pipeline prospects, and the potential to develop other new and innovative products utilizing Meridian’s auto-injector technology, all of which are complimented and enhanced by King’s established capabilities, this acquisition should provide King with additional significant opportunities for continued strong growth.

•	Jim Lattanzi, King’s Chief Financial Officer, will now discuss the financial aspects and other details of the transaction.

Jim Lattanzi:

•	Thank you, Kyle. King will acquire Meridian Medical Technologies in an all-cash transaction valued at $44.50 per share of Meridian common stock, a $234.8 million enterprise value. The price represents a 17% premium to Meridian’s closing stock price of $38.15 per share on October 18, 2002. Meridian’s stock price has traded up significantly in recent weeks to reflect strong reported results and expectations regarding Meridian’s solid opportunities for growth. Excluding anticipated synergies and non-recurring transaction expenses, King expects the transaction to be accretive to earnings upon closing.

•	Meridian previously reported that revenues totaled $82.4 million and net income equaled $9.3 million for the fiscal year ended July 31, 2002. After the merger, we believe we can create synergies that enhance the profitability of Meridian’s core business. These synergies include the consolidation of Meridian’s manufacturing processes into King’s existing manufacturing facilities.

•	We plan for Meridian to operate as a fully integrated business segment of King Pharmaceuticals. During 2003, we estimate that our acquisition of Meridian should add approximately 2 cents to diluted earnings per share of King common stock, excluding special charges.

•	Completion of this transaction is subject to the approval of Meridian stockholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close before the end of January 2003.

•	I will now turn the call back over Jeff Gregory.

Jeff Gregory:

•	Thank you, Jim. In summary, we believe Meridien, with its exclusive products and innovative auto-injector technology, makes an excellent addition to King and creates value for our shareholders by providing our Company with:

•	Meridien’s exclusive branded pharmaceutical products, many of which are critically important to our society;

•	Extensive opportunities for growth through utilizing King’s well-established capabilities to leverage Meridian’s preeminent auto-injector franchise and technology, particularly in relation to:

• DiaJect for the emergency treatment of seizures,

• Products that are essential for military purposes and for the developing homeland defense market and Metropolitan Medical Response System, along with

• Other attractive pipeline opportunities; and

•	A straight-forward integration with opportunities to create synergies that further enhance the value of the transaction;

•	At King, we allow opportunities to define our business model, and we believe King’s acquisition of Meridian is ripe with opportunity.

•	We look forward to working with the Meridian team to seamlessly integrate this business into our operations while we to continue to implement our proven growth strategies.

•	This completes our remarks. We will now turn the call back over to the operator for a question and answer period.

Operator

Q&A Session. [not included for purposes of this filing]

James Green

•	Thank you for joining our conference call today. We appreciate your interest in King Pharmaceuticals, and we look forward to speaking with you again next week on Monday, October 28, following that day’s planned release of King’s third quarter 2002 results.

Meridian will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Meridian will be available free of charge from Meridian’s Manager, Investor Relations & Corporate Communications, Lenny Santiago, 10240 Old Columbia Road, Columbia, MD 21046 (tel. no. (443) 259-7842). READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Meridian in connection with the transaction, and their interests in the solicitation, is set forth in a filing made by Meridian with the SEC on the date of this filing.